NONQUALIFIED STOCK OPTION AGREEMENT

(Under the Kaman Corporation

2013 Management Incentive Plan)

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”), is made and entered into as of the __ day of ______, 20__, by and between KAMAN CORPORATION, a Connecticut corporation with its principal office in Bloomfield, Connecticut (the “Company”), and «FIRST_NAME» «MI» «LAST_NAME» (the “Participant”).

Grant Date:	[Insert Date]

Option Price per Share:	[Insert Exercise Price]

Number of Option Shares:	[Insert Number of Shares]

Expiration Date:	[Insert Expiration Date]

       1.  Grant of Option.  Subject to the terms and conditions set forth in this Agreement, the Company hereby grants to the Participant, effective as of the Grant Date set forth above (the “Grant Date”), the right and option (the “Option”), exercisable during the period commencing on the Grant Date and ending on the Expiration Date set forth above (the “Expiration Date”), to purchase from the Company from time to time, up to but not exceeding in the aggregate the total number of shares of Common Stock of the Company equal to the number of Option Shares set forth above (the “Option Shares”); provided, however, that the exercise of the Option shall be restricted as set forth in Section 2 of this Agreement.  This Option is granted under, and is subject to all of the terms and provisions of, the Kaman Corporation 2013 Management Incentive Plan (the “Plan”). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan.

2.  Terms and Conditions of Option.  The following terms and conditions shall apply to the Option:

(a)  Option Price.  The purchase price of each Share subject to the Option shall be the Option Price Per Share set forth above (the “Option Price”), being the closing price of a Share as reported by the New York Stock Exchange on the most recent trading day immediately preceding the Grant Date.

(b)  Type of Option.  The Option is a Nonqualified Stock Option (as defined in the Plan), which shall not be deemed to meet the requirements of an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended, or any successor provision.

(c)  Acceptance of Option.  No later than sixty (60) days after the Grant Date, the Participant must accept the Option by executing and delivering a counterpart copy of this Agreement to the Chief Human Resources Officer of the Company at the Company’s principal executive offices located in Bloomfield, Connecticut.  By accepting the Option, the Participant acknowledges receipt of a copy of the Plan and this Agreement.  The Participant represents and warrants that the Participant has read and understands the terms and provisions of the Plan and this Agreement, and the Participant hereby agrees to be bound by such terms and provisions.

(d)  Period of Option.  The Option shall have a term of ten (10) years  from the Grant Date; provided, however, that unless the Option shall have already expired by its terms, the Option or the unexercised portion thereof (to the extent exercisable on the date of termination of employment) shall terminate at the close of business on the day three (3) months following the date on which the Participant ceases to be employed by the Company or a Subsidiary, unless a longer period is provided under subsection (g) of this Section in the case of death, Disability or Retirement.  Notwithstanding the foregoing, if the Participant’s employment is terminated for “Cause” (as defined below), the unexercised portion of this Option shall terminate on the date the Participant ceases to be employed by the Company or a Subsidiary.  For purposes of this Option, “Cause” means (i) the willful refusal by the Participant to perform proper responsibilities of the Participant’s position with the Company or a Subsidiary, (ii) a violation of law by the Participant which adversely affects the assets, financial position or reputation of the Company or a Subsidiary, or (iii) a violation by the Participant of any code of ethics, code of conduct or similar policy maintained by the Company or a Subsidiary.  A Participant’s service shall be deemed to have terminated for Cause if, after the Participant’s service has terminated, facts and circumstances are discovered that would have justified a termination for Cause.

(e)  Exercise of Option.  The Option shall be exercisable with respect to twenty percent (20%) of the Shares subject thereto on March 1, 20[__], and shall be exercisable as to an additional twenty percent (20%) of such Shares on March 1 of each of the next succeeding four (4) years, on a cumulative basis, so that the Option, or any unexercised portion thereof, shall be fully exercisable on and after March 1, 20[__].  The Participant may not exercise the Option or any part thereof unless at the time of such exercise the Participant shall be employed by the Company or a Subsidiary and shall have been so employed continuously since the Grant Date, except leaves of absence approved by the Committee; provided, however, that an Participant may exercise the Option during the periods described in subsections (d) and (g) of this Section following such continuous employment unless the Option shall have already expired by its terms.  The Option shall be exercised in the manner set forth in Section 3 of this Agreement. Any obligation of the Company to issue the Shares as to which such Option is being exercised shall be conditioned upon the Company’s ability at nominal expense to issue such Shares in compliance with all applicable statutes, rules or regulations of any governmental authority.  The Company may secure from the Participant any assurances or agreements that the Committee, in its sole discretion, shall deem necessary or advisable in order that the issuance of such Shares shall comply with any such statutes, rules or regulations.

(f)  Nontransferability.  The Option shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution, and the Option shall be exercisable, during the Participant’s lifetime, only by the Participant.

(g)  Death, Disability or Retirement.

(i)  In the event of the death, Disability or Retirement of the Participant while in the employ of the Company or a Subsidiary, the Option may be exercised within the period of five (5) years succeeding such Participant’s death, Disability or Retirement, but in no event later than the Expiration Date, by the person or persons designated in the Participant’s will for that purpose or in the absence of any such designation, by the legal representative of the Participant’s estate, or by the Participant or the Participant’s legal representative, as the case may be.

(ii)  During any period following termination of employment by reason of death, Disability or Retirement during which the Option may be exercisable as provided in subsection (g)(i) above, such Option shall continue to vest in accordance with its terms and be and become exercisable as if employment had not ceased.

(iii)  As used in this Agreement, the term “Retirement” means the termination of a Participant’s employment with the Company or a Subsidiary other than for Cause (a) after attaining age 62 with at least five years of employment service or (b) after attaining age 65, the term “Disability” or “Disabled” means permanent and total disability as defined by Code Section 22(e)(3), and the term “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor Code, and related rules, regulations and interpretations.

(h)  Shareholder Rights.  The Participant shall not be entitled to any rights as a shareholder with respect to any Shares subject to the Option prior to the date of issuance to the Participant of such Shares.

3.  Manner of Exercise of Option.

(a)  The Option shall be exercised by delivering to the Company from time to time a signed statement of exercise specifying the number of Shares to be purchased, together with cash or a check made payable to the order of the Company for an amount equal to the aggregate Option Price of such Shares.  Payment in full or in part may also be made by delivery of (i) irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the aggregate Option Price, or (ii) previously owned Shares not then subject to restrictions under any Company plan (but which may include shares of Common Stock the disposition of which constitutes a disqualifying disposition for purposes of obtaining incentive stock option treatment for federal tax purposes), (iii) Shares otherwise receivable upon the exercise of this Option, provided, however, that in the event that, in any given instance, the exercise of this Option by withholding Shares otherwise receivable would be unlawful, unduly burdensome or otherwise inappropriate, the Company may require that such exercise be accomplished in another acceptable manner, (iv) any other legal consideration that the Company may deem appropriate, or (v) any combination of the foregoing.  For purposes of this Section 3, any such surrendered Shares shall be valued at the closing price of the Company’s Common Stock on the New York Stock Exchange on the most recent trading day preceding the date of exercise on which sales of the Shares occurred.

(b)  The issuance of optioned Shares shall be conditioned on the Participant having either (i) paid, or (ii) made provisions satisfactory to the Committee for the payment of, all applicable tax withholding obligations.  The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.  In addition, the Company in its discretion, but only upon the written request of the Participant, may permit the Participant to satisfy any and all applicable federal, state, local and foreign income tax withholding requirements (including Participant’s FICA or employment tax obligations) occasioned by the exercise thereof by the surrender of Shares otherwise to be received on the exercise of such Option.  For purposes of this subsection (b), such surrendered Shares shall be valued at the closing price of the Company’s Common Stock in the New York Stock Exchange on the most recent trading day preceding the date of exercise on which sales of the Shares occurred.

(c)  Within twenty (20) days after such exercise of the Option in whole or in part, the Company shall use commercially reasonable efforts to cause the Shares with respect to which the Option shall be so exercised to be issued in uncertificated form in the Participant’s name, provided that, if the stock transfer books of the Company are closed for the whole or any part of said twenty (20) day period, then such period shall be extended accordingly.  Each purchase of Shares hereunder shall be a separate and divisible transaction and a completed contract in and of itself.

4.  Stock Reservations.  The Company shall at all times during the term of this Agreement reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement, and shall pay all original issue taxes, if any, on the exercise of the Option, and all other fees and expenses necessarily incurred by the Company in connection therewith.

5.  Termination of Option.  If the Participant shall no longer be a full-time salaried employee of the Company or a Subsidiary, the Participant’s employment being terminated for any reason other than death, Disability or Retirement, any unexercised portion of the Option shall terminate at the close of business on the day three (3) months following the date of the termination of Participant’s employment, unless such Option shall have already expired by its terms.  This Option shall be exercisable, if at all, during such three (3) month period only to the extent exercisable on the date of termination of employment. For purposes of this Option, a transfer of the employment of Participant from the Company to a Subsidiary, or vice versa, or from one Subsidiary to another Subsidiary, shall not be deemed a termination of employment.  Notwithstanding the foregoing, if the Participant’s employment is terminated for Cause, any unexercised portion of this Option shall immediately terminate on the date his or her employment terminates.

6.  Effect on Changes in Capital Structure.  The existence of the Option shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceedings, whether of a similar character or otherwise.

7.  Dilution or Other Adjustments.  In the event that prior to issuance by the Company of all the Shares subject to the Option, the Company shall have effected one or more stock splits, stock dividends, mergers, reorganizations, consolidations, combinations or exchanges of shares, recapitalizations or similar capital adjustments, the Board of Directors of the Company shall equitably adjust the number, kind and Option price of the Shares remaining subject to the Option in order to avoid dilution or enlargement of Option rights.

8.  Compliance with Laws.  Notwithstanding any of the provisions hereof, the Participant agrees for himself/herself and his/her legal representatives, legatees and distributees that the Option shall not be exercisable, and that the Company shall not be obligated to issue any Shares hereunder, if the exercise of said Option or the issuance of such Shares shall constitute a violation by the Option holder or the Company of any provision of any law or regulation of any governmental authority.

9.  Notices.

(a)  Any notice to the Company pursuant to any provision of this Agreement will be deemed to have been delivered when delivered in person to the President or Secretary of the Company, when deposited in the United States mail, addressed to the President or Secretary of the Company, at the Company’s corporate offices, when delivered to the President or Secretary of the Company by electronic mail, or when delivered to such other address as the Company may from time to time designate in writing.

(b)  Any notice to the Participant pursuant to any provision of this Agreement will be deemed to have been delivered when delivered to the Participant in person, when deposited in the United States mail, addressed to the Participant at the address on the shareholder records of the Company, when delivered to the Participant by electronic mail, or when delivered to such other address as the Participant may from time to time designate in writing.

10.  Administration and Interpretation.  The administration of the Option shall be subject to such rules and regulations as the Committee deems necessary or advisable for the administration of the Plan.  The determination or the interpretation and construction of any provision of the Option by the Committee shall be final and conclusive upon all concerned, unless otherwise determined by the Board of Directors of the Company.  The Option shall at all times be interpreted and applied in a manner consistent with the provisions of the Plan, and in the event of any inconsistency between the terms of the Option and the terms of the Plan, the terms of the Plan shall control, the terms of the Plan being incorporated herein by reference.  By accepting the Option, the Participant hereby consents to the transfer of such Participant’s personal data in connection with, or as necessary or appropriate for, the administration of this award and the Plan under which is it issued.

11.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

12.  Electronic Delivery. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors.  Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which the Participant has access.

13.  Compensation Recovery.  The Company may cancel, forfeit or recoup any rights or benefits of, or payments to, the Participant hereunder, including but not limited to any Shares issued by the Company following the exercise of the Option under this Agreement or the proceeds from the sale of any such Shares, under any future compensation recovery policy that it may establish and maintain from time to time, to meet listing requirements that may be imposed in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise.  The Company shall delay the exercise of its rights under this Section for the period as may be required to preserve equity accounting treatment.

14.  Taxes; Limitation on Excess Parachute Payments.  The settlement of this Award is conditioned on the Participant making arrangements reasonably satisfactory to the Company for the withholding of all applicable federal, state, local or foreign taxes as may be required under applicable law.  The Participant shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received under this Agreement.  Notwithstanding any other provision in this Agreement to the contrary, any payment or benefit received or to be received by the Participant in connection with a Change in Control or the termination of employment (whether payable under the terms of this Agreement or any other plan, arrangement or agreement with the Company or one of its Subsidiaries (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), but only if, by reason of such reduction, the net after-tax benefit received by the Participant shall exceed the net after-tax benefit that would be received by the Participant if no such reduction was made.  Whether and how the limitation under this Section 14 is applicable shall be determined under the Section 280G Rules set forth in Exhibit A, which shall be enforceable as if set forth in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement, or caused this Agreement to be executed, as of the date first written above.

KAMAN CORPORATION
By:
Name:
Participant:

PARTICIPANT

«FIRST_NAME» «MI» «LAST_NAME»,

Exhibit A—Section 280G Rules

To Nonqualified Stock Option Agreement

The following rules shall apply for purposes of determining whether and how the limitations provided under Section 14 are applicable to the Participant.

1.  The “net after-tax benefit” shall mean (i) the Payments (as defined in Section 14) which the Participant receives or is then entitled to receive from the Company or a Subsidiary or Affiliate that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by the Participant with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (i) above.

2.  All determinations under Section 14 of this Agreement and this Exhibit A will be made by an accounting firm or law firm that is selected for this purpose by the Company’s Chief Executive Officer prior to a Change in Control (the “280G Firm”).  All fees and expenses of the 280G Firm shall be borne by the Company.  The Company will direct the 280G Firm to submit any determination it makes under Section 14 of this Agreement and this Exhibit A and detailed supporting calculations to both the Participant and the Company as soon as reasonably practicable.

3.  If the 280G Firm determines that one or more reductions are required under Section 14 of this Agreement, the 280G Firm shall also determine which Payments shall be reduced (first from cash payments and then from non-cash benefits, in each such case first from amounts not subject to Section 409A of the Code and then from amounts subject to Section 409A of the Code, with the Payments that otherwise would be made last in time reduced first)  to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to the Participant.

4.  As a result of the uncertainty in the application of Section 280G at the time that the 280G Firm makes its determinations under this Section, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Participant (collectively, the “Underpayments”).  If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the 280G Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code.  If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company.

5.  The Participant will provide the 280G Firm access to, and copies of, any books, records, and documents in the Participant’s possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 14 of this Agreement and this Exhibit A.